Exhibit 10.1

MANGOCEUTICALS, INC.

17130 N. Dallas Parkway, Suite 240

Dallas, Texas 75248

August 19, 2026

Nuclea Energy Inc.

2425 Skymark Ave., Unit 5

Mississauga, Ontario L4W 4Y6 Canada

Attention: Sagar Sanghera, President

Re: Mutual Termination of Business Combination Agreement dated July 29, 2026

Dear Mr. Sanghera:

Reference is made to that certain Business Combination Agreement, dated as of July 29, 2026 (the “BCA”), among Mangoceuticals, Inc. (“Mango” or “MGRX”), Nuclea Energy Inc. (“Nuclea”), and the Principal Nuclea Shareholders and Mango Principals party thereto. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the BCA.

As you are aware, MGRX and Nuclea have both worked extensively in pursuing the completion of the Transaction and meeting the conditions to Closing set forth in the BCA. In particular, the BCA requires, as a mutual condition to Closing under Section 10.1(k), that the PIPE Financing documentation be finalized and executed, with the full proceeds of the PIPE Financing in an amount not less than the PIPE Minimum Amount of fifteen million dollars (U.S. $15,000,000) deposited into the Escrow Account, and that such proceeds be released to Mango simultaneously with or immediately after the Closing.

Unfortunately, it is apparent that the PIPE Minimum Amount cannot be raised on or prior to the Outside Date.

In light of the foregoing, and given that the Outside Date of August 21, 2026 is imminent, the Parties have mutually determined that the financing conditions to Closing cannot be satisfied on the terms contemplated by the BCA. Accordingly, MGRX and Nuclea hereby agree to terminate the BCA by mutual written consent pursuant to Section 12.1(a) thereof, effective as of the date hereof (the “Termination Date”).

In accordance with Section 12.2 of the BCA, upon the effectiveness of this termination:

1.	The BCA shall become void and have no further force or effect, except that Section 9.5 (Access and Confidentiality), Section 12.2 and Article 13 (General) shall survive termination.

2.	No Party shall be relieved of liability for any willful breach of the BCA occurring prior to the Termination Date.

3.	Each Party shall bear its own costs and expenses incurred in connection with the BCA and the Transaction, in accordance with Section 13.2 of the BCA.

For the avoidance of doubt, this mutual termination is without prejudice to any rights or obligations that expressly survive termination pursuant to the BCA, and neither Party admits any breach of, or default under, the BCA by virtue of this termination. However, except with respect to any willful breach of the BCA occurring on or prior to the Termination Date, the parties to this letter hereby mutually release and discharge each other, all other Parties to the BCA, and each of such Party’s respective affiliates, officers, directors and shareholders (collectively, the “Releasees”), from and against any and all actions, causes of action, suits, controversies, claims and demands whatsoever (collectively, “Claims”), whether known or unknown, through and including the Termination Date, that such Party has, had, or may have against any Releasee, which relate to the BCA or any ancillary documents entered into in connection with the BCA. The Claims covered by the foregoing Release specifically include, without limitation, any communications and actions that any Party has had with any person relating to alternatives to the PIPE Financing.

We appreciate the time and effort that both Parties have devoted to pursuing this Transaction, and we wish Nuclea continued success in its business endeavors. Please countersign this letter in the space provided below to confirm Nuclea’s agreement to the mutual termination of the BCA on the terms set forth herein.

Very truly yours,

MANGOCEUTICALS, INC.

By:
Jacob D. Cohen, Chief Executive Officer

ACKNOWLEDGED AND AGREED:

NUCLEA ENERGY INC.

By:
Sagar Sanghera, President

Date:	8/19/2026